QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(5)

OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock)
(Including the Associated Series A Junior Preferred Stock Purchase Rights)

of

KELLWOOD COMPANY

at $21.00 NET PER SHARE

by

CARDINAL INTEGRATED, LLC
an indirect jointly owned subsidiary of
SCSF Equities, LLC and Sun Capital Partners V, L.P.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 12, 2008, UNLESS THE OFFER IS EXTENDED.

January 15, 2008

To Our Clients:

        Enclosed for your consideration are an Offer to Purchase, dated January 15, 2008 (the "Offer to Purchase"), and a related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by Cardinal Integrated, LLC ("Purchaser"), an indirect jointly owned subsidiary of SCSF Equities, LLC ("SCSF") and Sun Capital Partners V, L.P. ("SC Partners V" and, together with Purchaser, SCSF and their affiliates, "Sun Capital"), to purchase all the issued and outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), of Kellwood Company, a Delaware corporation (the "Company"), and the associated Series A Junior Preferred Stock purchase rights (the "Rights," and together with the Common Stock, the "Shares") issued pursuant to the Amended and Restated Rights Agreement, dated as of April 19, 2007, between the Company and American Stock Transfer and Trust Company, as Rights Agent (the "Rights Agreement") for $21.00 per Share, net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase.

        We are (or our nominee is) the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish to have us tender on your behalf any or all Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

        Please note the following:

        1.     The tender price is $21.00 per Share, net to you in cash (subject to applicable withholding taxes), without interest.

        2.     The Purchaser intends to amend the Offer to reduce the purchase price to $19.50 per share in the event that the Company proceeds with and closes the cash tender offer for up to $60,000,000 aggregate principal amount of its 7.875% Notes due 2009 that it commenced on January 9, 2008. If such an amendment is made, Purchaser will extend the Offer to the extent required by applicable law.

        3.     The Offer is being made for all outstanding Shares.

        4.     The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, Tuesday, February 12, 2008, unless the Offer is extended.

        5.     The Offer is conditioned upon, among other things, (i) there having been validly tendered and not withdrawn prior to the expiration of the Offer at least the number of Shares that, when added to the Shares already owned by Sun Capital, shall constitute a majority of the then outstanding Shares on a fully diluted basis (taking into account, without limitation, all Shares issuable upon the exercise of any options, warrants, convertible securities or rights (other than the Rights)), (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated prior to the expiration of the Offer, (iii) Purchaser being satisfied, in its sole discretion, that the Company's Board of Directors has redeemed the Rights or that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Merger (as defined in the Offer to Purchase), (iv) Purchaser being satisfied, in its sole discretion, that the Offer and the Merger have been approved for purposes of Article Sixteenth of the Company's Restated Certificate of Incorporation ("Article Sixteenth"), or that the provisions of Article Sixteenth are otherwise inapplicable to the Offer and the Merger, and (v) Purchaser being satisfied, in its sole discretion, that Section 203 of the Delaware General Corporation Law is inapplicable to the Offer and the Merger. The Offer is also subject to certain other conditions contained in the Offer to Purchase.

        6.     Tendering stockholders will not be obligated to pay brokerage fees or commissions or stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

        If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

        The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

2

Instructions with Respect to the Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Including the Associated Series A Junior
Preferred Stock Purchase Rights)

of

KELLWOOD COMPANY

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated January 15, 2008, and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by Cardinal Integrated, LLC, an indirect jointly owned subsidiary of SCSF Equities, LLC and Sun Capital Partners V, L.P., affiliates of Sun Capital Partners, Inc., a leading private investment firm, to purchase all the issued and outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), of Kellwood Company, a Delaware corporation (the "Company"), and the associated Series A Junior Preferred Stock purchase rights (the "Rights," and together with the Common Stock, the "Shares") issued pursuant to the Amended and Restated Rights Agreement, dated as of April 19, 2007 between the Company and American Stock Transfer and Trust Company, as Rights Agent.

        This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Dated:	, 2008
Number of Shares To Be Tendered*:
Signature(s)
Please type or print name(s)

Address(es)
Area Code and Telephone Number(s)
Taxpayer Identification Number or Social Security Number(s)

*
Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

3

QuickLinks

  Exhibit (a)(5)
Instructions with Respect to the Offer to Purchase for Cash All Outstanding Shares of Common Stock (Including the Associated Series A Junior Preferred Stock Purchase Rights) of KELLWOOD COMPANY